Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024 (which includes an explanatory paragraph relating to Serina Therapeutics, Inc.’s (f/k/a AgeX Therapeutics, Inc.) ability to continue as a going concern) relating to the consolidated financial statements of Serina Therapeutics, Inc. (f/k/a AgeX Therapeutics, Inc.) as of and for the years ended December 31, 2023 and 2022, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

San Francisco, California

June 14, 2024